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                                                                    Exhibit 99.4

                             SAMSONITE CORPORATION

                               Shares of Common Stock

                           Offered Pursuant to Rights
                          Distributed to Stockholders
                            of Samsonite Corporation

                                                                          , 1999

Dear Stockholder:

  This notice is being distributed by Samsonite Corporation ("Samsonite") to all holders of record ("Recordholders") of shares of its Common Stock, par
value $.01 per share (the "Common Stock"), at the close of business on      ,
1999 (the "Record Date"), in connection with a distribution in a rights offering (the "Rights Offering") of transferable subscription Rights (the "Rights") to subscribe for and purchase shares of its Common Stock. The Rights
and Common Stock are described in Samsonite's Prospectus dated      , 1999 (the
"Prospectus").

  In the Rights Offering, Samsonite is offering an aggregate of    shares of
its Common Stock, as described in the Prospectus.

  The Rights will expire, if not exercised, at 5:00 p.m., New York City time,
on      , 1999, unless extended in the sole discretion of Samsonite (as it may be extended, the "Expiration Date").

  In the Rights Offering, each Recordholder will receive   Rights for each
share of    Common Stock owned of record as of the close of business on the
Record Date. No fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of Rights distributed will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that if all Rights are exercised, the gross proceeds to Samsonite from the Rights Offering will equal $75 million.

  Each Right allows the holder thereof to subscribe (the "Basic Subscription
Privilege") at the cash price of $   per share (the "Subscription Price") for
one share of Common Stock.

  In addition, Rights holders which exercise their Basic Subscription Privilege also will be eligible to subscribe (the "Over-Subscription Privilege") at the
same cash price of $   per share for shares of Common Stock that are offered
but not otherwise purchased in the Rights Offering, subject to availability and proration.

  The Rights will be evidenced by transferable Rights certificates (the "Rights Certificates") and will be transferable until the close of business on the last trading day prior to the Expiration Date, at which time they will cease to have value.

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  Enclosed are copies of the following documents:

       1. Prospectus;

       2. Rights Certificate;

       3. Instructions as to Use of Samsonite Corporation Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Samsonite Corporation and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9); and

       4. A return envelope addressed to      , the Subscription and
  Information Agent.

  Your prompt action is requested. To exercise Rights, you should properly complete and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and Over-Subscription Privilege, to the Subscription and Information Agent, as indicated in the Prospectus. The Subscription and Information Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

  Additional copies of the enclosed materials may be obtained from the Subscription and Information Agent. The Subscription and Information Agent's
telephone number is         .

                                          Very truly yours,

                                          Samsonite Corporation

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